Exhibit 10.42

                    SEPARATION AGREEMENT AND GENERAL RELEASE

         This Separation Agreement and General Release ("Agreement") is made and entered into this 1st day of September, 1999 by and between Object Design, Inc., a Delaware Corporation ("ODI"), and Justin J. Perreault, an individual residing at 123 Chandler Street, Boston, MA 02116 ("Perreault").

                         W I T N E S S E T H   T H A T:

WHEREAS, ODI has employed Perreault most recently as President and Chief Executive Officer; and

WHEREAS, ODI and Perreault wish to set forth the terms of the termination of Perreault's employment with ODI;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, ODI and Perreault hereby agree as follows:

         1. Perreault hereby agrees to resign as President and Chief Executive Officer of ODI, effective as of September 30, 1999. At the request of ODI, Perreault will execute and deliver to ODI a separate instrument embodying such resignation.

         2. ODI agrees to pay Perreault an amount of $210,000, less applicable deductions, and ODI shall provide Perreault with medical and dental insurance coverage on the same basis as if he were still employed by ODI, less Perreault's applicable contribution, for a period of twelve (12) months following the effective date of termination; provided, however, that if Perreault becomes re-employed with another employer and is eligible to receive such insurance coverage under another employer-provided plan, ODI's contributions toward the insurance coverage set forth herein shall terminate immediately unless Perreault elects to continue such coverage, at Perreault's sole expense. Notwithstanding and in replacement of the foregoing, in the event that ODI reaches a definitive agreement, prior to September 30, 1999, to be acquired, and further conditioned upon the final consummation of such acquisition, ODI agrees to pay Perreault an amount of $669,999.84, less applicable deductions, and ODI shall provide Perreault with medical and dental insurance coverage on the same basis as if he were still employed by ODI, less Perreault's applicable contribution, for a period of twenty-four (24) months following the effective date of termination; provided, however, that if Perreault becomes re-employed with another employer and is eligible to receive such insurance coverage under another employer-provided plan, ODI's contributions toward the insurance coverage set forth herein shall terminate immediately unless Perreault elects to continue such coverage, at Perreault's sole expense.

         3. ODI hereby forgives any and all outstanding debt of principal and interest under the promissory note of Perreault to ODI in 1996 (the "Note") that was delivered by Perreault in connection with the exercise by Perreault of stock options granted to him under ODI's 1995 Nonqualified Stock Option Plan to purchase 460,000 shares of Common Stock of ODI (the "Loan"). ODI hereby releases to Perreault the 50,210 shares remaining pledged to secure the outstanding amount of principal and interest of the Loan. Perreault hereby acknowledges and agrees that ODI's forgiveness of such debt is taxable compensation to Perreault. ODI will reimburse Perreault in the amount of $66,061.75 for federal and state taxes arising from the forgiveness of such indebtedness.

         4. ODI agrees that Perreault may retain the personal computer and mobile telephone provided to him during his employment with ODI, provided that Perreault agrees and acknowledges by his signature below that (i) all Confidential Information and material belonging to ODI, including without limitation all software, documentation, records, forms, customer lists and data, has been removed and deleted from such computer; (ii) Perreault has ceased any and all utilization of such Confidential Information and material; and (iii) no copies of such Confidential Information and material have been made. In addition, ODI agrees to provide Perreault with voice-mail and e-mail facilities for a period of three (3) months following the effective date of termination.

         5. All options which have heretofore been granted to Perreault under ODI's 1996 Stock Incentive and Nonqualified Stock Option Plan, 1995 Nonqualified Stock Option Plan, 1989 Stock Incentive and Nonqualified Stock Option Plan, and/or 1996 Employee Stock Purchase Plan (the "Options") shall be exercisable, and expire, in accordance with their terms in effect as of the date of this Agreement.

         6. Perreault hereby acknowledges and ratifies his obligations under the NON-COMPETITION, NON-SOLICITATION, NON-DISCLOSURE AND DEVELOPMENTS AGREEMENT, dated February 23, 1999 between Perreault and ODI, a copy of which is attached hereto and incorporated herein by reference, and Perreault further agrees to be bound by the terms thereof.

         7. Perreault, for good and valuable consideration the receipt of which is hereby acknowledged, for himself and his legal representatives, successors, and assigns hereby releases, remises, and forever discharges ODI, its subsidiaries and affiliates, and their respective past, present and future agents, officers, directors, shareholders, attorneys, employees, servants, and representatives and all of ODI's successors, predecessors, and assigns, of and from all manner of actions, causes of actions, suits, debts, demands, damages, costs, expenses, attorneys' fees, obligations, agreements, and claims whatsoever, at law, in equity, or otherwise, known or unknown, which Perreault has or may have, either now or at any time before the date of this Agreement, against ODI, including but not limited to any claims arising out of or in any way related to Perreault's employment by ODI, Perreault's resignation as President and Chief Executive Officer of ODI, and/or the termination of Perreault's employment by ODI; provided, however, that any claims that Perreault may make against ODI for breach of this Agreement are specifically exempted from this release. Perreault acknowledges and agrees that the payments and benefits to be made to Perreault pursuant to this Agreement are over and above any other money or benefits that would be due to Perreault under the terms of his employment with ODI and ODI's usual policies and practices.

         8. Perreault and ODI hereby agree to be publicly supportive of each other. Perreault agrees not to criticize, disparage or otherwise comment negatively about, orally or in writing, directly or indirectly, ODI, its subsidiaries, affiliates or any of their respective past, present or future officers, directors, employees, agents, businesses, products or services.
Perreault agrees to use his best efforts to ensure that none of the members of his family so criticize or disparage any of such persons or entities. Perreault further agrees that he shall be publicly and privately cooperative and supportive of ODI in regard to its personnel, corporate practices and policies and other matters. ODI agrees not to disparage or make negative statements about Perreault and to be publicly and privately cooperative and supportive of Perreault in regard to his transition.

         9. Perreault agrees that, except as may be required by law or as may be mutually agreed, Perreault will keep the terms and existence of this Agreement completely and strictly confidential, and that Perreault will not hereafter disclose any information concerning this Agreement to anyone, except to the extent necessary to enforce this Agreement.

         10. With the exception of the personal computer set forth above, Perreault agrees to return any and all property, whether tangible or intangible, provided to Perreault by ODI, as a condition precedent to ODI's obligations hereunder.

         11. This Agreement and the NON-COMPETITION, NON-SOLICITATION, NON-DISCLOSURE AND DEVELOPMENTS AGREEMENT, attached hereto, embodies the entire understanding and agreement between the parties, and supersedes all other oral or written agreements or understandings between the parties regarding the subject matter hereof, including without limitation any terms and conditions of any employment agreement or other similar agreement(s), and it shall be binding and inure to the benefit of the successors and assigns of each. No change, alteration or modification hereof may be made except in a writing signed by both parties hereto. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the laws of The Commonwealth of Massachusetts (disregarding any choice of law rules which may look to the laws of any other jurisdiction).

         12. The parties represent and acknowledge that in executing this Agreement they do not rely and have not relied upon any other representation or statement made by any person or entity with regard to the subject matter, basis, or effect of this Agreement, with the sole exception of the provisions set forth herein. Mistakes of fact or law shall not constitute grounds for modification, avoidance or rescission of the terms and conditions of this Agreement. The fact that a party or counsel for a party drafted a provision or provisions of this Agreement shall not cause that provision or those provisions to be construed against the drafting party.

         13. This Agreement may be executed in one or more counterparts, each of which when so executed shall be deemed an original, but all of which together shall constitute one and the same instrument.

         14. In entering into this Agreement, the parties represent that they have had the opportunity to seek the advice of legal counsel and that the terms of the Agreement have been completely read and explained to them and that those terms are fully understood and voluntarily agreed to.



ODI:                                             Perreault:
Object Design, Inc.                              Justin J. Perreault


By:_____________________________                 By:___________________________


Name:___________________________                 Name:_________________________
       (Printed or Typed)                                (Printed or Typed)

Title:__________________________